NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 6, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 24, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between C&J Energy Services, Inc. and Red Lion Limited, a direct wholly-owned subsidiary of Nabors Industries, Ltd. became effective on March 24, 2015. Each share of C&J Energy Services Inc. Common Stock (CUSIP: 12467B 30 4) was converted into one (1) share of C&J Energy Services Ltd. Common Stock (CUSIP: G3164Q 10 1). This Form 25 is only for the removal from listing on the Exchange, the Common Stock of C&J Energy Services, Inc. (CUSIP: 12467B 30 4), and not a termination of the registration of the Common Stock of C&J Services Ltd. (CUSIP: G3164Q 10 1) under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 25, 2015.